Exhibit 10.4.3

                   FIRST AMENDMENT TO THE 1984

            UNION CARBIDE CASH BONUS DEFERRAL PROGRAM


     The 1984 Union Carbide Cash Bonus Deferral Program is hereby amended as follows:

     1.  Section 2.8 is amended to read as follows:

""Retirement Date" means the earliest date on which a Participant could have retired with the right to receive immediately a pension under the Corporation's Retirement
Program."

2. The first sentence of Section 6.1 is amended to read as follows:

"A Participant, who remains an Employee at least until (i) the Participant's Retirement Date, or (ii) the date of the Participant's termination of employment by the Corporation without cause, shall be entitled to 15 annual Normal
Payments, commencing within 120 days following the latest of:

(a) the date of actual retirement or termination of employment by the Corporation without cause,
(b)     the Participant's 65th birthday, or
(c)     ten years following the Date of Deferral."

     3. The first sentence of Section 6.2 is amended to read as follows:

"In lieu of the Normal Payments provided for by Section 6.1, a Participant, who remains an Employee at least until (i) the Participant's Retirement Date or (ii) the date of the Participant's termination of employment by the Corporation without cause, and who irrevocably so elects at the time the applicable election to participate is made, shall be entitled to 15 annual Alternate Payments, commencing within 120 days following the latest of:

(a) the date of actual retirement or termination of employment by the Corporation without cause,
(b)     the Participant's 62nd birthday, or
(c)     seven years following the Date of Deferral."


     4. Section 6.7 is hereby amended in its entirety to read as follows:

"6.7: Payment upon Termination of Employment. A Participant whose employment by the Corporation terminates, for any reason other than (a) retirement on or after the Participant's Retirement Date, (b) death, (c) Disability,
(d) termination by the Corporation without cause, (e) the reason set forth in the next sentence, or (f) a reason approved by the Committee, shall receive, within 120 days following the effective date of termination of employment, a lump sum payment, in lieu of any other payment under the Program, equal to the amount of bonus award or awards deferred, plus interest thereon from the April 1 following the applicable Service Year or Service Years to the date of payment at the rate of six per cent per year, compounded annually. A Participant whose employment is terminated by the Corporation for willful failure to perform the normal duties of employment, or for an act of dishonesty in connection with such Participant's employment, shall receive, within 120 days following the effective date of termination of employment, a lump sum payment, in lieu of any other payment under the Program, equal to the amount of bonus award or awards deferred."

     5.  Section 6.9(i) is hereby amended to read:

     "A Participant has retired on or after the Participant's Retirement Date, or has been terminated from employment by the Corporation without cause, but the annual payments provided for by Section 6.1 or 6.2 have not all been made,"

     The amendments set forth herein shall be effective as of January 1, 1992 and shall apply to those Participants who retire or terminate employment on or after such date.

     Signed this 6th day of May, 1992.



                             UNION CARBIDE CORPORATION


                             By:  /s/M.A. Kessinger
                                  Vice President